For Immediate Release

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MedAire Teams with Emirates in New Standard-of-Care for the World’s Leading Airlines

DUBAI, UAE and TEMPE, Ariz. (12 April, 2006) – MedAire, Inc. today announced that it is expanding its level of inflight medical assistance services that it provides to one of the world’s leading airlines – Emirates.

Emirates’ cabin crew can now obtain clinically-accurate vital signs data from a passenger who has taken ill in flight, with the introduction of a new passenger health monitoring system, Tempus, from UK-based Remote Diagnostic Technologies Ltd (RDT).

Tempus records a passenger’s blood pressure, pulse rate, temperature, electrocardiogram (ECG), blood oxygen and carbon dioxide levels.

The data is then sent via the inflight communications system to MedAire’s Phoenix, Arizona-based 24/7 MedLink Global Response Center where board certified emergency physicians review the data, assess the situation and advise the crew and/or medically-qualified onboard volunteer on the best course of action.

Dr. Cliff Webster, Emirates’ Senior Vice President Medical Services said, “Emirates takes the health and safety of its passengers very seriously. We are confident that with Tempus our customers will receive the best medical care available on board aircraft today.”

“MedAire Founder and Chairman Joan Sullivan Garrett said, “With the Tempus on board, it will better enable our physicians to differentiate between serious and minor medical conditions and help support the decision making that must take place in these situations.”

The Tempus is now installed in all Emirates’ Airbus A340-500 aircraft which are currently operating services between Dubai and New York, Osaka, Sydney, Melbourne, Auckland and Christchurch. The unit will be fitted into the Airbus A380-800 aircraft and the long-range Boeing 777s currently on order.

Emirates’ pursers and senior flight stewards are fully trained in the use of the Tempus monitoring system, which also sends high-resolution pictures from the aircraft to the MedLink Global Response Center to help physicians with further assessment and treatment.

Emirates’ crew contacts MedLink by satellite telephone from either the flight deck or a seat phone and is able to make contact from anywhere around the globe.

In addition to helping with the immediate situation, MedLink will continue to monitor an onboard situation until the aircraft reaches its destination.

About Emirates

Emirates is the world’s second most profitable and among the 20 largest international airlines. It is based in Dubai, one of the few cities in the world that pursues an open-skies policy, with more than 110 airlines in free and fair competition.

Since its launch in 1985, Emirates Airline has received more than 280 international awards in recognition of its efforts to provide unsurpassed levels of customer service.
The airline has experienced rapid and consistent growth, above 20 per cent a year on average and has been profitable for the last 18 consecutive years. Financially self-sustained and unprotected, Emirates carried 12.5 million passengers in the 2004-05 financial year – 2.1 million more than the year before – and declared a record USD$637 million profit, an increase of 49 percent over the previous year, on revenue of USD$4.9 billion – USD$1.3 billion more, or 36 percent better than the year before.

About MedAire

Established in 1985, MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

Contacts:

MedAire (www.medaire.com): Steve Holstein – Tel: +1.480.333.3716 sholste@medaire.com

Emirates (www.emirates.com): Frances Barton – Tel: (+9714) 203 2144 fran.bart@emirates.com

RDT (www.rdtltd.com): Kate Murphy – Tel: +44 (0) 1256 362400 kate@rdtltd.com

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.